UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2017
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DYNEX CAPITAL, INC.
(Exact name of registrant as specified in its charter)
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Virginia (State or other jurisdiction of incorporation)	1-9819 (Commission File Number)	52-1549373 (IRS Employer Identification No.)

4991 Lake Brook Drive, Suite 100 Glen Allen, Virginia (Address of principal executive offices)	23060-9245 (Zip Code)

Registrant's telephone number, including area code: (804) 217-5800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

On March 15, 2017, director and Chairperson Thomas B. Akin notified the Board of Directors of Dynex Capital, Inc. (“Dynex”) of his decision not to stand for re-election to Dynex’s Board of Directors (the “Board”) at the 2017 Annual Meeting of Shareholders (the “Annual Meeting”) currently scheduled for May 16, 2017. Mr. Akin will continue to serve as a director of Dynex through the end of his current term, which ends at the Annual Meeting. Mr. Akin’s decision was based on personal reasons and was not a result of any disagreement between Mr. Akin and Dynex on any matter relating to Dynex’s operations, policies or practices.

In connection with Mr. Akin’s decision not to stand for re-election, his outstanding restricted stock awards were amended to fully vest as of the Annual Meeting, subject to his continuing to serve as a director until such date. He will continue to receive director compensation for his Board service through the Annual Meeting.

The Board anticipates amending Dynex’s Bylaws to decrease the size of the Board from six to five directors effective as of the end of the Annual Meeting.

Mr. Akin has been a director of Dynex since 2003, serving as Chairperson since 2005. He served as Chief Executive Officer of Dynex from 2008 until 2014. Dynex and the Board are grateful to Mr. Akin for his distinguished Board service and leadership as Chairperson of the Board and Chief Executive Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEX CAPITAL, INC.

Date:	March 20, 2017	By:	/s/ Stephen J. Benedetti
Stephen J. Benedetti
Executive Vice President, Chief Financial Officer and Chief Operating Officer